Exhibit 99.1

A Top 5 Gaming Accessories Market Player
❑ Global leader (#1) – by far – in $1.7B console gaming headset market
❑ Rapidly growing in $3.5B PC gaming accessories market
❑ Expanding into >$3B new markets – mics, controllers, gaming simulation
Executing a Successful Growth Strategy
❑ Continued leadership in console gaming headsets
✔ 10+ years with over 40% market share (US NPD)
❑ Acquired Award-Winning ROCCAT for PC gaming entry
✔ Revenues of over 7x the $11M price since May 2019 purchase
❑ Organically entered into game controllers and flight simulation ✔ First products with great consumer reception
❑ Acquired one of the world’s best teams to enter streaming mics ✔ First products launching now
❑ All run by a lean, high-performance team
✔ Productivity of over $1M per employee

Generating Excellent Results
Strong Financials                                                   Strong Shareholder Returns
❑ 17% 5-year revenue CAGR                                ❑ 5-Year TSR of over 400%[1]
❑ 10+% EBITDA margins                                        ❑ 1-year TSR of over 50%[1]
❑ Strong cash flow and zero debt

Strategically Positioned for Future Growth
❑ Total addressable market for the company’s products has grown from $1.7B to $8.5B
❑ Tracking to ~$100 million in non-console gaming headset revenues for 2022 (ahead of plan)
❑ Proven strategy is leveraging strong secular trends, with gaming now leading the entertainment world

Led by an Engaged and Experienced Board
Juergen Stark	Chairman and CEO	Prior COO Motorola Mobility	Operations & M&A
Bill Keitel	Lead Ind. Director, Audit chair	Prior CFO Qualcomm	Finance & M&A
Greg Ballard	Comp. Committee chair	Prior CEO Glu Mobile, SVP Warner Bros.	Gaming & Media
Yie-Hsin Hung	Board member	Current CEO New York Life Invest. Mgmt.	Capital Markets & Finance
Kelly Thompson	Board member	Former COO Samsclub.com, SVP Walmart	Ecommerce& Retail
Andrew Wolfe	Nominating/Governance chair	Former CTO SONICblue	IP & technology

Investor Resources: NASDAQ: HEAR https://corp.turtlebeach.com/

1 Per Fact set as of November 1, 2021   2 Mid-point of revenue guidance   3 Guidance as of November 4, 2021; subject to certain risks and uncertainties described in periodic reports available at www.sec.gov that could cause actual results to differ materially from present expectations or projections.